EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Oritani Bank Employees' Savings & Profit Sharing Plan and Trust

We consent to the incorporation by reference in registration statements No. 333-170136 on Form S-8 of Oritani Financial Corp. of our report dated June 27, 2017, relating to the statement of net assets available for benefits of  the Oritani Bank Employees' Savings & Profit Sharing Plan and Trust as of December 31, 2016 and the related statement of changes in net assets available for benefits for the year then ended,  which report appears in the December 31, 2017 Annual Report on Form 11-K of the Oritani Bank Employees' Savings & Profit Sharing Plan and Trust.

/s/ Buchbinder Tunick & Company LLP

Little Falls, New Jersey
June 27, 2018

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